EXHIBIT 99.1

As Seen On TV, Inc. Completes $12,155,000 Equity Financing, Adds to Executive Team, Board of Directors

CLEARWATER, FL -- (Marketwire) -- 11/03/11 -- As Seen On TV, Inc. (OTCQB: HNHID) (PINKSHEETS: HNHID) today announced that on October 28, 2011 it received $12,155,000 in equity financing. Effective with the financing, the Company appointed Jeffrey L. Schwartz, an executive with more than 30 years experience in the direct-to-consumer marketing industry, to its Board of Directors. Mr. Schwartz will serve as an independent director. In addition, As Seen On TV, Inc. has also engaged Dennis Healey to serve as Chief Financial Officer, adding more than 20 years experience as CFO of a public company to management.

As Seen On TV, Inc. sold approximately 15,193,750 shares of common stock and warrants to purchase 15,193,750 shares of common stock, exercisable at an initial exercise price of $1.00 per share in consideration of gross proceeds of $12,155,000. The transaction provides the necessary capital to accelerate marketing and promotional efforts on a variety of products, as well as for the development of products to be introduced during the 2011 holiday season and beyond. Specifically, management intends to use the majority of the net proceeds of the offering for the purchase of product inventory. Additional uses of proceeds include the hiring of additional marketing personnel and expenses in connection with sales, marketing and promotional activities for our current and future products, as well as working capital needs. Furthermore, at the closing of the offering, all of the Company's debenture holders and note holders agreed to convert their debt into the securities sold under the transaction resulting in the elimination of the Company's debt as of the date of financing. The Company also paid fees to a registered broker dealer serving as placement agent and other costs associated with financing aggregating approximately $1,555,700.

"This equity financing enables us to significantly ramp our efforts and fully execute our aggressive growth strategy," said Chief Executive Officer Steve Rogai. "In the last 10 months, we have successfully developed a platform to develop and monetize unique products through a variety of retail, wholesale and direct-to-consumer channels, and this financing bolsters our ability to identify, market and monetize unique products aggressively across this platform. Combined with our new corporate identity and our popular AsSeenOnTV.com portal, we now believe we are fully equipped to secure our position in the direct-to-consumer market."

Jeffrey L. Schwartz was Chairman and Chief Executive Officer of Traffix Inc., a public entity that provides interactive media and marketing services, from January 1995 until its eventual sale in 2008 and a director since the inception of Traffix in 1993 until it was sold. Mr. Schwartz served as Secretary and Treasurer of Traffix Inc. from September 1993 to December 1994. From January 1979 until May 1998, Mr. Schwartz was also Co-President and a Director of Jami Marketing Services Inc., a list brokerage and list management consulting firm, Jami Data Services Inc., a database management consulting firm, and Jami Direct Inc., a direct mail graphic and creative design firm (collectively, the "Jami Companies"). The Jami Companies were sold in May 1998. From June 2008 until the present time, Mr. Schwartz has served as a partner to Digital Direct Ventures, LLC, a private company that provides embedded digital consulting services for direct marketing companies.

Kevin Harrington, Chairman of the Board, stated, "We are excited to add a proven leader like Jeffrey Schwartz to our Board of Directors. Jeffrey brings a wealth of relevant industry experience, ranging from direct-to-consumer marketing to online promotion, both as a chief executive and through his experience managing public companies. His direction will prove invaluable to management and the board as we execute our strategy."

Mr. Schwartz added, "I believe As Seen On TV, Inc. has a unique opportunity to create meaningful shareholder value in the recession-resistant and rapidly growing direct to consumer market, and I am excited to work with Kevin Harrington, Steve Rogai and the entire As Seen On TV team."

Dennis Healey, a certified public accountant, has agreed to become As Seen On TV, Inc.'s CFO, effective with the financing. Since November 2007, Mr. Healey has provided accounting and financial reporting services to various private and public companies. Commencing with the first quarter 2010 through the date of his appointment as Chief Financial Officer, Mr. Healey provided accounting and financial consulting services to As Seen On TV, Inc. From 1980 until 2007, Mr. Healey served as Vice President of Finance and Chief Financial Officer of Viragen, Inc., a public company specializing in the research and development of biotechnology products.

As a result of the financing and related transactions, As Seen On TV, Inc. has 31,538,628 shares of common stock outstanding.

About The Company:

As Seen On TV, Inc. is the parent company of TV Goods, Inc. TV Goods, Inc. is a direct response marketing company. We identify, develop and market consumer products for global distribution. TV Goods was established by Kevin Harrington, a pioneer of direct response television. For more information go to www.TVGoodsInc.com.

Forward-Looking Statements:

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future," "plan" or "planned," "expects," or "projected." These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in identifying and marketing products, intense competition and additional risks factors as discussed in reports filed by the company with the Securities and Exchange Commission, which are available at http://www.sec.gov.

Contact Information:
Brett Maas
Hayden IR
brett@haydenir.com
646.536.7331